Exhibit 99

Contact Info:	Mary Ellen Fitzpatrick (978) 656-5520
Senior Vice President, Corporate Communications

Enterprise Bancorp, Inc. Announces 2007 First Quarter
Financial Results and Quarterly Dividend

LOWELL, Mass—(BUSINESS WIRE)-Apr. 17, 2007-Enterprise Bancorp, Inc. (the “company”) (NASDAQ:EBTC) announced net income of $2.222 million for the quarter ended March 31, 2007 compared to $2.056 million during the quarter ended March 31, 2006, an increase of 8%.

Diluted earnings per share were $0.28 for the quarter compared to $0.26 for 2006, an increase of 8%.  All prior period per-share amounts have been adjusted to reflect the two-for-one stock split paid on June 30, 2006 in the form of a stock dividend.

The company also announced a quarterly dividend of $0.08 to be paid on June 1, 2007 to shareholders of record as of May 11, 2007. The quarterly dividend represents a 14% increase over the 2006 dividend rate.

Net income growth resulted primarily from an increase in non-interest income and a decrease in the provision for loan losses, partially offset by an increase in non-interest expense.

Net interest income for the quarter ended March 31, 2007 amounted to $10.0 million, representing a $55 thousand decrease from the same period in 2006.  Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.59% for the quarter ended March 31, 2007 compared to 4.74% and 4.79% for the quarters ended December 31, and March 31, 2006, respectively.  The decrease in margin resulted from both the flat yield curve and a highly-competitive marketplace.

Non-interest income was $2.08 million for the quarter ended March 31, 2007, an increase of $397 thousand or 24% over the same period in 2006.  The growth resulted primarily from increases of $149 thousand in investment advisory fees, $107 thousand in bank-owned life insurance income and $89 thousand in deposit service fees.

Non-interest expense amounted to $8.52 million for the quarter ended March 31, 2007 compared to $8.22 million for the same period in 2006, an increase of 4%.  The increases were predominantly in occupancy and compensation related costs necessary to support the company’s growth.

The provision for loan losses, which is impacted by asset quality and loan growth, amounted to $83 thousand for the quarter ended March 31, 2007 compared to $273 thousand in the first quarter of 2006. The reduced provision reflects continued favorable asset quality, evidenced by a non-performing loan ratio of 0.38% at March 31, 2007 and net recoveries of $73 thousand during the quarter. The allowance for loan losses to total loans ratio was 1.68% at March 31, 2007 compared to 1.70% at December 31, 2006.

Key Financial Highlights

•                  Total loans increased 3% since December 31, 2006, amounting to $780.4 million at March 31, 2007.

•                  Total assets were $995.0 million at March 31, 2007 as compared to $979.3 million at December 31, 2006, an increase of 2%.

•                  Total deposits, excluding brokered deposits, were $791.6 million at March 31, 2007 and $802.6 million at December 31, 2006, a decrease of 1%.   Brokered deposits amounted to $89.9 million and $64.9 million on those respective dates.

•                  Investment assets under management increased to $513.3 million at March 31, 2007 compared to $502.1 million at December 31, 2006, an increase of 2%.

•                  Total assets under management amounted to $1.529 billion at March 31, 2007 as compared to $1.503 billion at December 31, 2006, an increase of 2%.

George L. Duncan, Chairman of Enterprise Bancorp, Inc. summarized the March 31, 2007 results by stating, “The flat rate environment and highly-competitive marketplace continue to negatively impact margins and challenge earnings growth across the banking industry.  In this environment, we are very pleased to report net income growth of 8%.”

John P. Clancy, Jr., Chief Executive Officer, added, “We remain focused on investing in our future and maintain our commitment to a long-term strategy of geographic expansion and commercial banking growth, delivered by a highly-skilled management team and a well-trained, service-orientated employee base.”

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the company offers a range of commercial and consumer loan and deposit products as well as investment management, trust and insurance services. The company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The company’s primary market area is the Merrimack Valley, North Central region of Massachusetts and South Central New Hampshire.  The company has fourteen full-service branch banking offices located in the Massachusetts cities and towns of Lowell, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Tewksbury, and Westford, and in Salem, New Hampshire, which serve those cities and towns as well as the surrounding communities.  The Company plans to open a new branch facility in the city of Methuen, Massachusetts in late 2007.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income
Three months ended March 31, 2007 and 2006
(unaudited)

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2007	2006

Interest and dividend income:
Loans	$14,269	$12,482
Investment securities	1,321	1,566
Short-term investments	31	93
Total interest and dividend income	15,621	14,141

Interest expense:
Deposits	5,058	3,315
Borrowed funds	233	441
Junior subordinated debentures	294	294
Total interest expense	5,585	4,050

Net interest income	10,036	10,091

Provision for loan losses	83	273
Net interest income after provision for loan losses	9,953	9,818

Non-interest income:
Investment advisory fees	778	629
Deposit service fees	504	415
Bank-owned life insurance	148	41
Net gains on sales of investment securities	53	30
Gains on sales of loans	40	44
Other income	555	522
Total non-interest income	2,078	1,681

Non-interest expense:
Salaries and employee benefits	5,335	5,122
Occupancy expenses	1,618	1,424
Audit, legal and other professional fees	296	322
Advertising and public relations	262	245
Supplies and postage	233	225
Investment advisory and custodial expenses	123	118
Other operating expenses	653	762
Total non-interest expense	8,520	8,218

Income before income taxes	3,511	3,281
Income tax expense	1,289	1,225

Net income	$2,222	$2,056

Basic earnings per share	$0.29	$0.27

Diluted earnings per share	$0.28	$0.26

Basic weighted average common shares outstanding	7,747,985	7,603,694

Diluted weighted average common shares outstanding	7,879,334	7,795,572

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2007	2006	2006

Assets
Cash and cash equivalents:
Cash and due from banks	$30,800	$35,583	$30,225
Short-term investments	15,886	15,304	22,690
Total cash and cash equivalents	46,686	50,887	52,915

Investment securities at fair value	129,354	131,540	153,011
Loans, less allowance for loan losses of $13,096 at March 31, 2007, $12,940 at December 31, 2006 and $12,325 at March 31, 2006	767,258	748,173	706,464
Premises and equipment	15,668	16,015	12,009
Accrued interest receivable	5,884	5,464	5,160
Deferred income taxes, net	6,704	6,861	6,346
Bank-owned life insurance	12,347	12,212	3,905
Prepaid expenses and other assets	4,955	1,976	2,649
Core deposit intangible, net of amortization	442	475	575
Goodwill	5,656	5,656	5,656

Total assets	$994,954	$979,259	$948,690

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$881,549	$867,522	$832,976
Borrowed funds	15,168	15,105	29,474
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	4,517	6,567	4,277
Income taxes payable	1,146	92	325
Accrued interest payable	2,175	2,105	1,276

Total liabilities	915,380	902,216	879,153

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 10,000,000 shares authorized; 7,770,196, 7,722,288 and 7,616,496 shares issued and outstanding at March 31, 2007, December 31, 2006 and March 31, 2006, respectively	78	77	76
Additional paid-in capital	26,489	25,806	24,609
Retained earnings	52,730	51,127	45,558
Accumulated other comprehensive income (loss)	277	33	(706)

Total stockholders’ equity	79,574	77,043	69,537

Total liabilities and stockholders’ equity	$994,954	$979,259	$948,690

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the	At or for the	At or for the
	three months ended	year ended	three months ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2007	2006	2006
Balance Sheet Items:
Total assets	$994,954	$979,259	$948,690
Loans serviced for others	21,163	21,659	22,729
Investment assets under management	513,261	502,059	441,612
Total assets under management	$1,529,378	$1,502,977	$1,413,031

Book value per share	$10.24	$9.98	$9.13
Dividends per common share	$0.08	$0.28	$0.07
Total capital to risk weighted assets	11.28%	11.37%	11.08%
Tier 1 capital to risk weighted assets	9.98%	10.08%	9.79%
Tier 1 capital to average assets	8.71%	8.47%	8.09%
Allowance for loan losses to total loans	1.68%	1.70%	1.71%
Non-performing loans to total loans	0.38%	0.24%	0.21%

Income Statement Items:
Return on average assets	0.93%	0.98%	0.90%
Return on average stockholders’ equity	11.54%	12.89%	12.12%
Net interest margin (tax equivalent)	4.59%	4.78%	4.79%